UNITED STATES
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SCHEDULE 14A
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CONVERTED ORGANICS INC.

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On August 26, 2010, Converted Organics Inc. issued the following news release:
Visit Converted Organics’ Website to See TerraSphere’s
Technology In Action and Hear Why Converted Organics believes the TerraSphere Acquisition is an Extraordinary Opportunity for
the Company and Its Shareholders
BOSTON, August 26, 2010 (Globe Newswire) — Converted Organics Inc. (NASDAQ: COIN) today announced that it has added to its website a video that takes viewers on a tour of TerraSphere Systems LLC’s Surrey, BC facility and demonstrates TerraSphere’s proprietary vertical farming technology. The video provides details on what Converted Organics believes is a tremendous growth opportunity in the proposed acquisition, and features a demonstration by Nick Brusatore, inventor of the TerraSphere technology. Converted Organics urges Shareholders to vote on the proposed acquisition of TerraSphere as soon as possible.
The video is currently available on Converted Organics’ homepage at www.convertedorganics.com. It can also be viewed by clicking the You Tube link located on the bottom of that page.
The Company has scheduled a Special Meeting of Shareholders for August 31, 2010 to vote on the proposed acquisition, and encourages all Shareholders to vote their shares prior to the meeting date. If you are a Shareholder and wish to vote, but have not received or are no longer in possession of proxy materials, please contact your broker and ask for your control number. Upon receipt of the control number, please visit www.proxyvote.com to vote your shares.
On July 6, 2010, Converted Organics Inc. entered into an agreement to acquire TerraSphere. This acquisition is expected to close in September 2010, pending approval of Converted Organics’ Shareholders on August 31, 2010. The transaction is expected to make a significant positive impact to the combined company and strengthen the collective market-strength of Converted Organics.
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About Converted Organics Inc.
Converted Organics (Nasdaq:COIN) (www.convertedorganics.com) is dedicated to producing high-quality, all-natural, organic soil amendment and fertilizer products through food waste recycling. The Company uses its proprietary High Temperature Liquid Composting (HTLC) system, a proven, state-of-the-art microbial digestion technology, to process various biodegradable food wastes into dry pellet and liquid concentrate organic fertilizers that help grow healthier food and improve environmental quality. Converted Organics sells and distributes its environmentally-friendly fertilizer products in the retail, professional turf management, and agribusiness markets.
About TerraSphere Systems, LLC
TerraSphere Systems (www.terraspheresystems.com) is dedicated to building highly efficient systems for growing organic fruits and vegetables in a controlled indoor environment. TerraSphere’s clean technology helps to promote the sustainable consumption of natural resources by accelerating plant production and maximizing crop yields, while improving environmental footprints through the reduction of carbon emissions and fuel use associated with traditional crop production and distribution. TerraSphere’s unique, environmentally and socially-responsible business model helps to facilitate job creation and diverse, community-based workforces. TerraSphere believes its technology can potentially revolutionize access to organic produce for both remote and urban communities, alleviate land management issues for agricultural producers, and ease hunger crises for the world’s growing population.
This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. Forward-looking statements include, the TerraSphere transaction being in the long-term interest of the Company and that TerraSphere make significant contributions to the combined company going forward. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in the “Risk Factors” section in the Company’s most recently filed annual report on Form 10-K, as updated in the Company’s quarterly reports on Form 10-Q filed since the annual report, not all of which are known to the

Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.
COIN-G
Investor Contacts:
The Piacente Group, Inc. | Investor Relations
Lee Roth, 212-481-2050
COIN@tpg-ir.com
Jim Blackman, 713-256-0369
PR Financial Marketing
jim@prfmonline.com
Below is a transcript of the video that may be found on Converted Organics’ website:
Edward Gildea: My name is Ed Gildea; I am the President of Converted Organics Inc. Converted Organics is publically traded company traded on NASDAQ under the trading symbol COIN, C-O-I-N. Converted Organics has entered into an agreement to purchase TerraSphere Systems LLC. TerraSphere is a company that operates an innovative, ground-breaking agriculture business. I will briefly outline some of the facts that we considered in deciding to buy this business, and then I’ll ask Nick Brusatore, the inventor of the technology, to take you on a plant tour in Vancouver, British Columbia.
There is ample evidence to support the proposition that consumers desire to consume locally produced food. It’s a growing trend that is here to stay. The US Department of Agriculture in May 2010 published a report titled, Local Food Systems, Concepts, Impacts and Issues. Among the findings of that report are: the market for local food is a growing share of the US agriculture sales market and consumers who value high quality foods produced with low environmental impact are willing to pay more for locally produced foods. But we really don’t need a government report to establish what is an obvious trend. We need only to look at the success of Whole Foods Markets, local farmers’ markets and the phenomenal growth in the organic foods industry to understand that this is a trend that’s here to stay. Consumers want fresh, safe food and they want food that doesn’t negatively impact the environment. TerraSphere provides those products.
TerraSphere has sales to date in 2010 of $4.3 million. TerraSphere has cash on its balance sheet. It would be an accretive acquisition for Converted Organics in 2010. Nick Brusatore is the Chief

Technology Officer of TerraSphere Systems and the inventor of the technology that TerraSphere uses in its innovative, ground-breaking agriculture business. Nick over to you.
Nick Brusatore: Hi, I am Nick Brusatore, I’m going to take you on a tour of the TerraSphere facility in Surrey, British Columbia. I’m going to start right here where we use your traditional pea pucks we get from a great company called Jiffy Products. After these pucks are saturated with an organic based fertilizer, they end up looking like this. They grow and hold nutrients and water for early-stage seedlings. So after the pea pucks are saturated, we begin to seed them by hand. This takes about two hours every four days. We seed about 4,400 plants. The next phase is germination.
This is what a plant looks like after four days of germination. As you can see, there’s no roots coming out of this plant yet, so it is not ready to be moved to a different light cycle. There is enough saturation in the puck from when we flood the trays to hold this plant here like this without being watered for about seven to ten days.
Now we are finally in phased two of germination. This is what the plants look like after about 10 days from seed. As you can see there’s some small roots starting to develop; still a little tender, not quite ready for the main farm.
So what you’re looking at up there are plants that are about a week further along than the plants that I showed you down here. They’re now ready for the thinning process to go into the main farm. The root structures are developed enough that they can handle the colder temperatures. So now we’re in the farm. Now what I’m going to show you is Phase 3. These plants have been in this machine for about 10 days. As you can see the roots are well grown and beads of water on them, feeding. There are eleven levels on this machine all with 400 plants per level. These plants will out of this lid into a lid that will have 25 plants on it. So they have all the room that they need to grow full mature heads of lettuce, 12 months of the year, anywhere in the world.
So this is TerraSphere. We design, build and will be operating facilities all over the world soon. Without the use of pesticides, herbicides, or fungicides, and zero water waste, we can mass produce food all over the planet. So with the equipment that you see standing behind me, we have the ability to mass produce spinach, strawberries, all the lettuces, all the herbs, and the possibilities are endless. So, I believe that this could be a possible fix to help solve world hunger. Not to mention the reduction of fossil fuel use. We have the ability to get food to the remote locations, urban centers. To me, this spells food production.
Edward Gildea: The environmental benefits of TerraSphere’s business fit perfectly with the environmental mission of Converted Organics. And we look forward to helping TerraSphere’s team grow its business to provide a healthy return to the shareholders of Converted Organics.

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